Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Plan Trustees
infoUSA Inc. 401(k) Plan:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-77417, 333-73106, 333-158345, 33-91194, and 33-59256) of infoGROUP Inc. of our report dated June 29, 2009, with respect to the statements of net assets available for benefits of the infoUSA Inc. 401(k) Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the supplemental Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the infoUSA Inc. 401(k) Plan.
/s/ KPMG LLP
Omaha, Nebraska
June 29, 2009